Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan, as amended and restated as of April 15, 2011, of Live Nation Entertainment, Inc. of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Live Nation Entertainment, Inc. and the effectiveness of internal control over financial reporting of Live Nation Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 23, 2011